Exhibit 5


             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]


                                             August 10, 2006


CompuDyne Corporation
2530 Riva Road, Suite 201
Annapolis, Maryland 21401

         Re:      CompuDyne Corporation 2005 Stock Incentive Compensation Plan
                  ------------------------------------------------------------
                  for Employees - Registration Statement on Form S-8
                  --------------------------------------------------

Gentlemen:

         We have acted as counsel to CompuDyne Corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares (the "Shares") of the Company's common stock, par value $0.75 per share, issuable pursuant to awards ("Awards") to be granted under the CompuDyne Corporation 2005 Stock Incentive Compensation Plan for Employees (the "Plan"). Awards made pursuant to the Plan may consist of grants of options to purchase shares of the Company's common stock, grants of appreciation rights to receive shares of the Company's common stock, grants of shares of the Company's common stock that are restricted and subject to forfeiture or any combination thereof.

         In rendering our opinion, we have reviewed and relied on originals or copies of: (i) the registration statement on Form S-8 of the Company relating to the Plan intended to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"); (ii) the Plan;
(iii) the Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company; (iv) certain resolutions of the Board of Directors relating to the Plan and the filing of the Registration Statement; and (v) such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, and the legal capacity of all natural persons.

         The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan, and the applicable certificate or agreement, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Shares.

         Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to Awards granted under the Plan or purchases under the Plan (including, where applicable, the payment of any exercise price or purchase price, and the satisfaction of any vesting restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.


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         This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

                                              Very truly yours,


                                   /s/ Ballard Spahr Andrews & Ingersoll, LLP